Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fund Service Providers”, “Financial Highlights”, “Representations and Warranties” and “Financial Highlights of the Funds” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Preliminary Statement of Additional Information, each included in this Registration Statement (Form N-14) of Guggenheim Funds Trust.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated January 28, 2026, included in Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, File No. 811-22946) of Guggenheim Strategy Funds Trust, filed with the Securities and Exchange Commission, and incorporated by reference into the Combined Proxy Statement/Prospectus and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated November 26, 2025 with respect to the financial statements and financial highlights of Guggenheim Strategy Fund II (one of the funds constituting Guggenheim Strategy Funds Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

March 17, 2026